Launch Services Agreement



         This Launch Services Agreement is entered into by and between



       DBS Industries, Inc., a Delaware corporation with principal offices located at:


                100 Shoreline HWY, STE 190A, Mill Valley, CA 94941

                                       USA

                     - hereinafter referred to as Customer -

                                      and

    EUROCKOT Launch Services GmbH, a company organized under German Law with principal offices located at:


                              Hunefeldstrasse 1 - 5
                                D - 28199 BREMEN
                                     Germany

                     - hereinafter referred to as EUROCKOT -

                                TABLE OF CONTENTS
                                -----------------

                                                                       Pages
                                                                       -----

        ARTICLE 1      DEFINITIONS                                       3

        ARTICLE 2      SERVICES TO BE PROVIDED                           6

        ARTICLE 3      CUSTOMER'S RESPONSIBILITIES                       7

        ARTICLE 4      COORDINATION BETWEEN THE PARTIES                  8

        ARTICLE 5      LAUNCH SCHEDULE                                   9

        ARTICLE 6      PRICE                                            10

        ARTICLE 7      PAYMENT TERMS                                    11

        ARTICLE 8      LAUNCH POSTPONEMENTS                             13

        ARTICLE 9      LAUNCH SERVICE PERFORMANCE FAILURE               15

        ARTICLE 10     RELAUNCH SERVICES                                16

        ARTICLE 11     (RESERVED)                                       17

        ARTICLE 12     ALLOCATION OF RISKS                              18

        ARTICLE 13     LIMITATION OF LIABILITY                          21

        ARTICLE 14     INSURANCE                                        22

        ARTICLE 15     PERMITS AND AUTHORIZATIONS                       23

        ARTICLE 16     RIGHT OF OWNERSHIP AND CUSTODY                   24

        ARTICLE 17     RIGHTS TO INTELLECTUAL PROPERTY                  25

        ARTICLE 18     FORCE MAJEURE                                    26

        ARTICLE 19     CONFIDENTIALITY                                  27

        ARTICLE 20     TERMINATION                                      29

        ARTICLE 21     APPLICABLE LAW                                   30

        ARTICLE 22     ARBITRATION                                      31

        ARTICLE 23     MISCELLANEOUS                                    32



        ANNEX 1        LAUNCH  TECHNICAL SPECIFICATIONS

        ANNEX 2        LAUNCH SERVICES STATEMENT OF WORK

        ANNEX 3        CUSTOMER'S RESPONSIBILITIES DOCUMENT

        ANNEX 4        INTERFACE CONTROL DOCUMENT

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

        In this Agreement, capitalized terms used and not otherwise set forth herein shall have the following meanings, such terms being equally applicable to the singular and plural forms.

        Ancillary Equipment shall mean all equipment, devices and software to be provided by the Customer at the Launch Site in order to prepare the Payload for the performance of Launch Services.

        Associated Services shall mean the services other than Launch Services, to be provided by the EUROCKOT as specified in Annex 2.

        Confidential Data shall have the meaning as set forth in Article 19.1 of this Agreement.

        Customer's Responsibilities Document shall mean as set forth in Annex 3, "Customer's Responsibilities Document," hereto and made a part hereof.

        Force Majeure Event shall have the meaning as set forth in Article 18.1 of this Agreement.

        Intellectual Property shall mean any inventions, software, designs, patents, trademarks, registered designs, copyrights, trade secrets and other proprietary information of a Party.

        Intentional Ignition shall mean the moment in time when the command is sent to open the valves of the first stage fuel and oxidiser tanks.

        Interface Control Document shall have the meaning as set forth in Annex 3, "Interface Control Document," hereto and made a part hereof.

        L shall mean the first day of the most recently agreed Launch Period.

        Launch or Launching shall mean the intentional ignition of the first stage engines of the Launch Vehicle followed by Lift-off of the Launch Vehicle.

        Launch Attempt shall mean the commencement of the launch sequence of the Launch Vehicle up to and including the intentional ignition of any of the first stage engines, provided, however, Lift-off does not occur.

        Launch Day or D shall mean a calendar day (established as date for the Launch pursuant to this Agreement) during which the Launch Window is open.

        Launch Failure shall have the meaning as set forth in Article 9.

        Launch Period shall mean a period of four (4) consecutive calendar months.

        Launch Services shall mean those services to be performed by the EUROCKOT as specified in Article 2 of this Agreement

        Launch Services Statement of Work shall have the meaning as set forth in Annex 1, "Launch Services Statement of Work", hereto and made a part hereof.

        Launch Site shall mean the physical location at Plesetzk, Russia, for the Launch, including the associated installations and equipment used by EUROCKOT in connection with the Launch Services and Associated Services.

        Launch Slot shall mean a period of one calendar month within a Launch Period with daily launch Window possibilities.

        Launch Success shall be deemed to be accomplished if a Launch Failure did not arise

        Launch System shall mean the launch assembly complex consisting of the Launch Vehicle; the Launch Pad, and the Payload Preparation Complex.

        Launch Technical Specification shall have the meaning as set forth in Annex 1 herto and made part hereof.

        Launch Time shall mean the instant, within the Launch Window, that the intentional ignition of the first stage engines is scheduled to take place, definded in hours, minutes and seconds (GMT Universal Time). The initial Launch Time occurs at the first second of the opening of the Launch Window.

        Launch Vehicle Mission or Launch Mission shall mean the mission assigned to the Launch Vehicle as defined in Annex 1 to this Agreement.

        Launch Vehicle shall mean the ROCKOT launch vehicle including the payload dispenser system

        Launch Window shall mean a time period during the Launch Day, within which the Launch may take place.

        Lift-off shall mean the intentional ignition and upward acceleration of the first stage of the Launch vehicle.

        Partial Failure shall have the meaning as set forth in Article 9.1.3 of this Agreement.

        Party shall mean Customer or EUROCKOT or both according to the context.

        Payload shall mean all property, including the spacecraft, as described in Annex 3, to be flown aboard the Launch Vehicle, that is provided by the Customer, meeting the requirements set forth in Annex 4.

        Postlaunch Services shall mean the reports and range services as defined in Paragraphs ( ) of Annex 1 to this Agreement that are to be provided to Customer by EUROCKOT after theLaunch.

        Related Participants shall mean all persons, other than the Parties and any Third Parties, in direct or indirect contractual privity with or having a beneficial interest in either Party, acting directly or indirectly to perform this Agreement, including without limitation, the contractors, sub-contractors at any tier (and suppliers of any kind) and the respective officers, directors and agents of each of the foregoing, or any of them. For the purpose of Article 12, Allocation of Risks, only, Related Participants shall include any person with any right, title or interest in the Payload.

        Third Party shall mean any person or legal entity other than the Parties and the Related Participants.

                                    ARTICLE 2



                             SERVICES TO BE PROVIDED
                             -----------------------

   2.1 EUROCKOT, in consideration for the payment to be made by the Customer under this Agreement, and in accordance with the terms and conditions of this Agreement, shall provide two Launch Services and the Associated Services for the purpose of launching the Customer's Payloads into orbit from the Launch Site, utilizing the Launch Vehicle in accordance with the documents of para. 2.3.

   2.2 The obligations of the EUROCKOT with respect to the provision of Launch Services and Associated Services for the Launch shall be deemed to be fulfilled upon Launch, except for the provision of post launch data described in the Statement of Work (Annex 2) and for the provision of Relaunch Services as specified in Article 10 of this Agreement.

   2.3 All Annexes and documents referred to herein are hereby incorporated into this Agreement and shall form an integral part hereof. The Articles of this Agreement and all Annexes hereto shall be read so as to be consistent to the extent practicable. In the event of any ambiguity, conflict or inconsistency among or between the various parts of this Agreement, such ambiguity, conflict or inconsistency shall be resolved by giving precedence to this Agreement followed by the Annexes without any presendence among the Annexes as set forth below:

        A.     Launch Services Agreement, Article 1 through 23
        B.     Annex 1, Launch Technical Specification
        C.     Annex 2, Launch Services Statement of Work
        D.     Annex 3, Customer's Responsibilities Document
        E.     Annex 4, Interface Control Document
        F. Any documents incorporated into Annex 1 through 4 by reference

                                    ARTICLE 3



                           CUSTOMER'S RESPONSIBILITIES
                           ---------------------------


The Customer shall, on a timely basis, perform its obligations under this Agreement and as set forth in the Interface Control Document and the Customer's Responsibilities Document including, without limitation, the timely delivery, at its expense, of the Payload and the Ancillary Equipment to the Port of entry into Russia (presently International airport Moscow) in order to meet the Launch schedule set forth in Article 5 and the requirements for integration specified in Interface Control Document (Annex 4).

                                    ARTICLE 4


                        COORDINATION BETWEEN THE PARTIES
                        --------------------------------


   4.1 The Customer and EUROCKOT shall each designate a project coordinator immediately following the effective date of this Agreement.

  4.2   The  project   coordinators  shall  supervise  and  coordinate  the
        performance of the Launch Services and Associated Services and the technical commitments of the respective Parties under this Agreement.

  4.3 The project coordinators shall have sufficient powers to be able to settle any technical issues that may arise during the performance of this Agreement as well as any daily administration issues.

  4.4 Either Party may replace its project coordinator by prior written notice to the other Party, signed by an authorized representative, indicating the effective date of designation of the new project coordinator.

  4.5 The project coordinators shall not be authorized to direct work contrary to the requirements of or to make modifications to this Agreement. Modifications to this Agreement shall only be made in accordance with Article 23.4 Amendments.

                                    ARTICLE 5

                                 LAUNCH SCHEDULE
                                 ---------------


 5.1. The first Launch of three Satellites shall take place in the following Launch Period of four (4) months:

                         November 2000 to February 2001

 5.2 The second Launch of three Satellites shall take place in the following Launch Period of four (4) months:

                            March 2001 to June 2001.


 5.3 No later than six (6) months prior to the first day of those Launch Periods, a Launch Slot of one (1) month duration shall be determined within the Launch Period by mutual agreement of the Parties.


 5.4. The Launch Day within the Launch Slot shall be determined by mutual agreement between the Parties, no later than four (4) months prior to the first date of the launch period.

 5.5 The Launch Window shall be determined by mutual agreement between the Parties, no later than the Final Mission Analysis Review.

                                    ARTICLE 6

                                      PRICE
                                      -----


 6.1 The Customer shall pay EUROCKOT the price for the two Launch Services and Associated Services to be provided under this Agreement as follows:


 6.2 The price set forth in Article 6.1 is a firm and fixed price for the cost of the Launch Services and the Associated Services, including the cost of third party liability insurance specified in Article 14, as any Russian taxes and duties on the Launch Services as well as in connection with the importation and launch of the Payload, and is not subject to escalation of any kind, but does not include any amounts payable by the Customer pursuant to Article 8, Launch Postponements, as well as any additional cost arising from change requests of the Customer to the Statement of Work, all of which amounts shall be in addition to the price set forth in Article 6.1.

                                    ARTICLE 7

                                  PAYMENT TERMS
                                  -------------




7.1     Payment schedule

               The Customer shall pay the price set forth in Article 6 in US Dollars, in accordance with the following payment schedule:


                              % of Price       % of Price            % of Total
    Payment date               Launch 1         Launch 2                Price
    ------------               --------        ----------            ----------

    Contract sign.                20               10                    15
        (3/99)

     July 1, 1999                 10               10                    10

      October 1,                  10               10                    10
         1999

      January 1,                  20               10                    15
         2000

     April 1, 2000                10               10                    10

     July 1, 2000                 20               10                    15

       Nov. 2000                  10               10                    10
      (Launch 1)

      January 1,                                   20                    10
         2001

         April                                     10                     5
                                                                          -
    2001(Launch 2)                                                       100

 7.2    Terms and conditions of payment

 7.2.1 Payments by Customer shall be made at the specific dates set forth in this Agreement or within thirty (30) days of Customer's receipt of the corresponding EUROCKOT invoice, whichever is later, except for the first payment which shall be made at Agreement signature.

7.2.2   The last  payment of 10 % upon  Launch 1 as well as upon  Launch 2 shall be subject to Launch Success, and in case of a Launch Failure shall be paid out to EUROCKOT upon successful Relaunch. In case of Launch Failure of Launch 1, each of the remaining milestone payments of Launch 2 shall be deferred for a period of time equal to the duration of the Launch Failure investigation, or up to flight autorisation, whichever is later.


7.2.3 Payments shall be made to the account designated on the relevant invoice by telegraphic bank transfer, free of charge for EUROCKOT, with telex notice from the issuing bank to the receiving bank, clearly stating the value date to be applied.

7.2.4 Customer's payments shall be in the amounts invoiced by EUROCKOT and shall be made net, free and clear of any and all taxes and duties that may be imposed.

7.2.5 The Customer hereby irrevocably waives any right to defer, withhold or set-off by counterclaim or other legal or equitable claim, any or any portion of an amount payable under this Agreement.


7.2.6 In the event the Customer fails to pay any amount payable hereunder when due (a "Payment Default"), the Customer shall pay EUROCKOT, in addition to the amount payable, interest on such overdue amount for the period from the due date to the date of payment in full of such amount at a rate equal to the highest Short Term Prime Rate as announced by primary commercial banks in Frankfurt on the date payment is due plus two (2) percent per annum, provided, however, that if such Payment Default is due to any Force Majeure Event, no late payment interest shall be due during such time as any Force Majeure Event continues.

                                    ARTICLE 8

                              LAUNCH POSTPONEMENTS


  8.1 Each postponement, for whatever reason, of the Launch Period, Launch Slot or the Launch Day requested by either Party shall be governed solely by the terms and conditions set forth in this Article 8. The Parties hereto expressly waive, renounce and exclude any and all rights and remedies that may arise at law or in equity with respect to postponements that are not stated in this Article 8 or elsewhere in this Agreement.

  8.2   Postponement requested by Customer

8.2.1 The Customer shall have the right, for any reason whatsoever, to postpone the Launch Period, Launch Slot or Launch day of either Launch without cost or penalty, except as provided for in Article 8.2.2 and
        8.2.3 below.

        The Customer shall give written notice to EUROCKOT of any desired postponement as soon as possible together with a proposal for a new Launch Period, Launch Slot or Launch Day, as the case may be. Within fifteen (15) days of receipt of the written request for postponement, EUROCKOT shall inform the Customer if the proposed Launch Period, Launch Slot or Launch Day is acceptable or will propose a new Launch Period, Launch Slot or Launch Day. The Customer shall have fifteen (15) days following receipt of EUROCKOT's proposal to consent thereto in writing. In the event that EUROCKOT does not agree with the Customer's proposal or does not propose a new Launch Period, Launch Slot or Launch Day, the Customer shall propose an alternative Launch Period, Launch Slot or Launch Day. The procedure, as described above, shall be followed until agreement is reached between the Customer and EUROCKOT.


 8.2.2 In the event of a corresponding request by the Customer after erection of the launch vehicle on the launch pad the Customer shall bear all cost arising for deintegration of launch vehicle and Payload (,,destack"), defueling, restack and refueling, but not more than

 8.2.3 In the event that any postponement of a Launch by the Customer under this Article 8 exceeds twelve (12) months (either consecutively or in the aggregate), the price and terms for the Launch Services and the Associated Services, including postponement fees, shall be subject to renegotiation by the Parties.

 8.2.4 Postponement fees payable by the Customer hereunder shall be paid to EUROCKOT within 30 days of the request for a postponement.

 8.2.5 The payment schedule as stated in Article 7 shall not be affected by postponements requested by the Customer.


 8.3    Postponement requested by EUROCKOT

 8.3.1 EUROCKOT shall have the right to postpone the Launch Period, Launch Slot or Launch Day for the following reasons without cost or penalty.

8.3.1.1 If technical or logistical problems encountered by EUROCKOT or its Related Participants prevent the Launch from taking place under satisfactory conditions.

8.3.1.2 If priority launches to which EUROCKOT is contractually committed require an adjustment of the Launch Schedule.

        Those priority launches are:
             -   relaunches and replacement launches
             - launches of scientific satellites with a mandatory launch Period/Slot.

8.3.2 If EUROCKOT has to postpone a Launch Period or Launch day under this Article 8.3, EUROCKOT shall use all reasonable efforts to reschedule the launch as near as possible to the former Launch Period or Launch Day. The procedure for the determination of a new Launch Period or Launch Day shall be as set forth in Article 8.2.1.

8.3.3   In the event that any  postponement of a Launch by EUROCKOT under
        Article  8.3  exceeds  6  months  (either   consecutively   or  in  the
        aggregate), the Customer shall have the right to terminate the Launch Services in accordance with Article 20.1 hereof.

8.3.5 Postponement fees payable by EUROCKOT hereunder shall be paid to the Customer within 30 days of the request for a postponement.

8.3.6 The payment schedule as stated in Article 7 shall be amended in accordance with postponements requested by EUROCKOT.

8.4 Notwithstanding any provision in this Article 8, no postponement fee shall be payable by either party for a postponement caused by a Force Majeure Event.

                                    ARTICLE 9

                       LAUNCH SERVICE PERFORMANCE FAILURE
                       ----------------------------------

 9.1    Launch Failure:

         The  performance  of  the  Launch   Services   hereunder  shall  be
         considered to be a Total Failure, a Constructive Total Failure or a Partial Failure in the event that loss of or damage to one, two or all three satellites is caused solely and directly by Launch Vehicle failure or Launch Vehicle- induced conditions more severe than those specified in the Interface Control Document.

 9.1.1   Total Failure:

         The performance of the Launch Services will be deemed to be a total failure if all three satellites is/are completely destroyed or permanently lost at any time before physical separation from the Launch Vehicle or if all three satellites cannot be physically separated from the Launch Vehicle, resulting in the total loss of the satellite(s).

9.1.2    Constructive Total Failure:

         The performance of the Launch Services will be deemed to be a constructive total failure if:

9.1.2.1 the operational capacity or nominal lifetime of all three satellites is reduced by more than fifty (50) percent as a direct result of the performance or non-performance of the Launch Vehicle, as determined from the Launch Vehicle flight data;

9.1.2.2 after physical separation from the Launch Vehicle, as a direct result of the performance or non-performance of the Launch Vehicle, as determined from the Launch Vehicle flight data, the attitude and orbital conditions of all three satellites are such that any corrective action required to place the Payload into its nominal operating orbit would result in a reduction by more than fifty (50) percent of its nominal lifetime or a reduction by more than fifty (50) percent of its nominal operational capacity.

9.1.3   Partial Failure

        The performance of the Launch Services will be deemed a Partial Failure if only one or two satellites are totally lost or damaged in accordance with 9.1.2.

9.2    Launch Failure Review

        Customer shall be entitled to participate with a reasonable number of observers in EUROCKOT'S Launch Failure Review.

                                   ARTICLE 10

                                RELAUNCH SERVICES
                                -----------------

 10.1 For each of the two Launches the Customer is hereby granted a single free Relaunch Services in the event that the performance of the Launch Services results in a Launch Failure pursuant Article 9.

 10.2 The Launch Period for the Relaunch Services shall be scheduled to commence no later than three (3) months after the conclusion of the investigation by EUROCKOT's failure review board unless the Parties agree to an earlier or later Launch Period, however, not later than 8 months after notification by both Parties that the Launch Services resulted in a Launch Failure. Notwithstanding the foregoing sentence, in no event shall EUROCKOT be required to schedule a Relaunch at any time before launch facilities required for the Relaunch Services are available or all corrective or safety actions with respect to the Launch Vehicle have been completed to the satisfaction of EUROCKOT.

10.3 The Relaunch Services shall in no event include the replacement of or replacement value of the Payload.

10.4 The Relaunch Services shall be governed by the terms and conditions of this Agreement, provided that such Relaunch Services shall not include any relaunch thereof in the event the performance of the Relaunch Services results in a Launch Failure.

10.5 The payload for the Relaunch Services shall be in accordance with the Interface Control Document applicable to the Payload. If the payload for the Relaunch Services has different interface requirements or otherwise differs from the Payload such that EUROCKOT shall be required to modify the Launch Vehicle, then the Parties shall negotiate in good faith any changes and additional payments to be made by the Customer for such differences. If less than three satellites are to be relaunched, EUROCKOT, in mutual agreement with the Customer, may accommodate secondary payloads on such Relaunch Services.

 10.6 In the event of two Partial Launch Failures resulting, however, in the successful launch of four satellites, EUROCKOT shall be obliged to only one free Relaunch.

                                   ARTICLE 11


                                   (RESERVED)

                                   ARTICLE 12

                               ALLOCATION OF RISKS
                               -------------------


12.1    Inter-participant Waiver of Liability

12.1.1 Except as otherwise expressly provided in this Agreement, in view of the particular nature of the services to be performed hereunder, the Customer and EUROCKOT irrevocably agree to a no-fault, no-subrogation, inter- participant waiver of liability pursuant to which each Party agrees to assume the risk of and to absorb the financial and any other consequences, whether direct or indirect, of any property damage or loss it sustains or for any bodily injury to, death of, or property damage or loss sustained by its own employees directly or indirectly arising out of, relating to or resulting from any and all activities carried out under this Agreement and each Party agrees that it will not make any claim or institute any administrative, arbitral or judicial proceedings against the other Party or against the Related Participants of the other Party, for any such property damage or bodily injury, including death. Such waiver of claims shall also extend to any indirect damages, consequential damages or other loss of revenue or economic loss resulting from any damage to the Payload whether before, during or after Launch or from the failure of the Payload to reach its planned orbit after Launch.

12.1.2 Each Party shall take all necessary and reasonable steps to foreclose all claims for property damage or loss or bodily injury to, death of or property damage or loss sustained by the employees of its Related Participants directly or indirectly arising out of, relating to or resulting from any and all activities carried out under this Agreement. In furtherance of the foregoing, the Parties shall require their Related Participants that may suffer any loss or damage in connection with the performance of this Agreement to agree to be responsible for and to make no claims against the other Party and its Related Participants for any property damage or loss they sustain or for any bodily injury to, death of, or property damage or loss sustained by their own employees directly or indirectly arising out of, relating to or resulting from any and all such activities carried out under this Agreement.

12.1.3 The  inter-participant  waiver of liability  described in Article
       12.1.1 shall apply regardless of whether any damage or injury results from the acts or omissions, whether negligent or otherwise of either Party or the Related Participants of either Party, except in the case of the willful or intentional misconduct or gross negligence of either Party or the leading personnel of the Related Participants of either Party.

12.1.4 In the event that any Related Participant of a Party makes any claim or demand or institutes any proceeding (whether administrative, arbitral, judicial or otherwise) against the other Party or any of the other Party's Related Participants on account of any loss, damage or bodily injury, including death, or for any consequences thereof, except in the case of the other Party's or the leading personnel's of the other Party's Related Participants willful or intentional misconduct or gross negligence, the first Party shall indemnify, hold harmless, dispose of such claims, demands or proceedings and defend the other Party and its Related Participants, as the case may be, from and against such claim, demand or proceeding, and shall pay all expenses, including attorney fees, and satisfy all judgments that may be incurred by or rendered against such indemnitee arising from such claim, demand or proceeding. This indemnification obligation shall be in addition to indemnification obligations otherwise established by this Agreement.

12.1.5 The inter-participant waiver provisions of this Article 12.1 shall inure to the benefit of, and be binding upon, the successors and permitted assigns of each Party.


12.2    Infringement of Intellectual Property Rights

12.2.1 EUROCKOT shall defend, hold harmless and indemnify the Customer and its Related Participants from and against any and all claims resulting from any infringement, or claim of infringement, of the Intellectual Property rights of a Third Party, that may arise from the Customer's use of EUROCKOT's Launch Services and Associated Services.

12.2.2 The Customer shall defend, hold harmless and indemnify EUROCKOT and its Related Participants from and against any and all claims resulting from any infringement, or claim of infringement, of the Intellectual Property rights of a Third Party, that may arise from the design, manufacture or operation of the Payload or the Ancillary Equipment or by EUROCKOT's compliance with specifications furnished by the Customer with respect to the Launch Services or the Associated Services.

12.3 Rights and Obligations - The right to indemnification provided under this Article 12, shall be subject to the following conditions:

12.3.1  the Party seeking indemnification shall promptly advise the other
        Party of the filing of any suit, or of any written or oral claim against it alleging an infringement of any Third Party's rights, upon receipt thereof; and shall provide the indemnitor, at the indemnitor's request and expense, with copies of all relevant documentation;

12.3.2 the Party seeking indemnification shall not make any admission nor shall it reach a compromise or settlement nor take any steps in a dispute with any Third Party without prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed;

12.3.3 the Party required to hold the other harmless shall have the right and the obligation to defend any claim or suit and/or settlement thereof, when not contrary to the governing rules of procedure, shall pay all reasonable litigation and administrative costs and expenses incurred in connection with the defense of any such suit, including fees and expenses of legal counsel, shall satisfy any arbitral awards or judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments; and

12.3.4 in the event that a Third Party claims against EUROCKOT and the Customer for the same alleged infringement of patent rights or other intellectual property rights pursuant to Article 12.2 hereof, EUROCKOT and the Customer shall jointly undertake the defense and shall bear the damages, costs and expenses in proportion according to their respective share of liability. The proportion shared by each Party shall be determined through good faith negotiation or final judgment of a court of competent jurisdiction.

                                   ARTICLE 13

                             LIMITATION OF LIABILITY


13.1    EUROCKOT  HAS NOT  MADE NOR  DOES IT MAKE  ANY  REPRESENTATION  OR
        WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR OF FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SUCCESS OF ANY LAUNCH OR THE PERFORMANCE OF ANY LAUNCH SERVICES OR ASSOCIATED SERVICES HEREUNDER.


13.2 WITHOUT LIMITING THE GENERALITY OF THE INTER- PARTICIPANT WAIVER OF LIABILITY SET FORTH IN ARTICLE 12.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER AND TO PERSONS CLAIMING BY OR THROUGH SUCH PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY OTHER LEGAL OR EQUITABLE THEORY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUEN-TIAL DAMAGES, INCLUDING WITHOUT LIMITATION, COSTS OF EFFECTING COVER, LOST PROFITS, LOST REVENUES OR COSTS OF RECOVERING A PAYLOAD. IN NO EVENT SHALL EUROCKOT'S LIABILITY TO THE CUSTOMER FOR ANY CLAIM ARISING OUT OF THE PERFORMANCE OF LAUNCH SERVICES OR ASSOCIATED SERVICES INCLUDING, WITHOUT LIMITATION, ANY CLAIM FOR TERMINATION PURSUANT TO ARTICLE 20.1.4, EXCEED THE PRICE OF THE LAUNCH SERVICES AS SET FORTH IN ARTICLE 6.

                                   ARTICLE 14

                                    INSURANCE
                                    ---------


 14.1 EUROCKOT shall procure and maintain, at no cost to the Customer, an occurrence basis type policy of insurance against legal liability for bodily injury, including death, and loss of or damage to property of Third Parties that is sustained by either Party or the Related Participants of either Party. Such insurance shall be in the amount of US Dollars 100 Million minimum per Launch and in the aggregate, and shall provide for the payment of claims arising in connection with the Launch Services provided under this Agreement commencing with Lift-off of the Launch Vehicle for a period of twelve (12) months after Lift-off.

 14.2 The third party liability insurance referred to in Article 14.1 shall be on terms and conditions and with exclusions as are customary in the insurance marketplace and shall name as named insured EUROCKOT and as additional insureds the Customer and the respective Related Participants of the Parties identified by each Party and the Government of Russia and its agencies involved in Launch Services. Such insurance shall provide that the insurers shall waive all rights of subrogation that may arise by contract or at law against any named insured or additional insured.

 14.3 If the Customer so requests, EUROCKOT shall reasonably assist the Customer in connection with the purchase by the Customer of launch insurance by furnishing to the Customer and prospective insurers information regarding the Launch Vehicle and the Launch Services as may be reasonably requested by the Customer and such insurers, subject to confidentiality restrictions acceptable to EUROCKOT, and attendance at underwriting presentations.

                                   ARTICLE 15

                           PERMITS AND AUTHORIZATIONS
                           --------------------------

 15.1 Pursuant to the Convention on Registration of Objects Launched into Outer Space of 1974, EUROCKOT shall undertake to register the Launch Vehicle with the Government of Russia as launching state. EUROCKOT shall further be responsible for obtaining all necessary government licenses, permits, approvals and other documentation from the Government of Russia for the performance of the Launch Services and the Associated Services as well for the importation of the payloads and the Ancilliary Equipment into Russia.

 15.2 Not later than 4 months prior to launch the Customer shall furnish to EUROCKOT an appropriate document certifying the safety of the Payload and the Ancilliary Equipment, so that EUROCKOT can obtain all necessary approvals, permits and licenses from the Government of Russia.

 15.3 The Customer shall be responsible for obtaining all necessary government licenses, permits, approvals and other documentation regarding the exchange of technical information and data necessary for the performance by EUROCKOT of the Launch Services and regarding the export of the Payload and the Ancillary Equipment from its country of origin to thePort of Entry into Russia, including the availability of Payload's ground stations. The Customer shall also be responsible for obtaining all permits, authorizations and notices of non-opposition from all national and international, public and private authorities having jurisdiction over the construction, launch, operation and maintenance of the Payload. The Customer shall further be responsible to ensure that the Payload is properly registered by a state of registry in accordance with the Convention on Registration of Objects Launched into Outer Space of 1974.

 15.4 The Parties acknowledge and agree that, in the event a Payload inserted into a non-notified or non-coordinated orbital location interferes with any other satellite already in orbit, operation of the Payload may be ceased or stopped in accordance with the International Frequency Register Board. The Customer shall be fully responsible for providing all necessary notification and coordination of the orbital location of the Payload.

 15.5 Each Party shall be solely responsible for any expenses incurred in obtaining the licenses, permits, approvals, authorizations, notices and other documentation it is required to obtain under this Article 15, provided that each

        Party agrees to provide reasonable assistance to the other Party, at its own expense, in obtaining such documentation.

 15.6   For  simplifying  the   administrative   matters  related  to  the
        importation into Russia of the Payloads and the Ancilliary Equipment the Customer shall do its best to obtain a corresponding diplomatic note from its Government. Contractor agrees to assist and support the Customer, free of charge, with such administrative matters, including storage and possible repatriation of the Payloads as well the entry, stay, and departure of the Customer.

                                   ARTICLE 16

                         RIGHT OF OWNERSHIP AND CUSTODY
                         ------------------------------


 16.1   The Customer hereby  acknowledges  and agrees that at no time shall it obtain title to or ownership of or any other legal or equitable right or interest in any part of the Launch Vehicle, or in any other tangible or intangible property or hardware of EUROCKOT or its Related Participants including, without limitation, any Intellectual Property rights used or furnished in providing Launch Services and Associated Services under this Agreement. Such property shall be considered the sole and exclusive property of EUROCKOT.

  6.2 EUROCKOT hereby acknowledges and agrees that at no time shall it obtain title to or any ownership of or any other legal or equitable right or interest in any part of the Payload or the Ancillary Equipment, or in any other tangible or intangible property or hardware of the Customer or its Related Participants including, without limitation, any Intellectual Property rights with respect to the Payload or the Ancillary Equipment. Such property shall be considered to be the sole and exclusive property of the Customer.

 16.3 EUROCKOT shall have the right, in its sole and absolute discretion, to intentionally destroy or cause any other person to intentionally destroy, the Launch Vehicle and the Payload, without any liability to the Customer, in the event that, following the ignition of any engines of the Launch Vehicle, such action shall prove necessary or advisable to limit or avoid any actual or perceived loss of or damage to property or bodily injury, including death, to any person. In such event, the Customer agrees not to assert and hereby irrevocably waives any claim against EUROCKOT or any of EUROCKOT's Related Participants or against any Russian government authority for loss of or damage to property or bodily injury, including death, to any person or any related damages.

                                   ARTICLE 17

                         RIGHTS TO INTELLECTUAL PROPERTY
                         -------------------------------


17.1 Each Party acknowledges and agrees that at no time shall it have any ownership rights or any other rights or license to any Intellectual Property of the other Party or of the other Party's Related Participants including, without limitation, any Intellectual Property conceived and first actually induced to practice in the course of the performance of this Agreement by such Party. Notwithstanding the foregoing sentence, EUROCKOT hereby grants to the Customer for the duration of its performance under this Agreement the right to duplicate, disclose and use interface and integration data necessary for performance of this Agreement.


 17.2 The Parties agree that, subject to Article 19, Confidentiality, neither the execution nor the performance by either Party of this Agreement shall grant any rights to or under any of either Party's or of any of its Related Participant's respective Intellectual Property rights to the other or to any of its Related Participants or any other person unless such grant is expressly recited in a separate written document duly executed by or on behalf of the granting Party.

                                   ARTICLE 18

                                  FORCE MAJEURE
                                  -------------

 18.1   Neither the  Customer nor EUROCKOT  shall be liable to the other in the event of a failure or delay in the performance of their respective obligations or commitments hereunder in the event the failure or delay was unforeseeable and due to a cause beyond the Customer's or EUROCKOT's control, as the case may be, and not due to that Party's fault or negligence. Such causes include, without limitation, the following: acts of God, acts of any governmental authority, wars (declared or undeclared), riots or social uprisings, revolutions, fires, floods, typhoons, earthquakes, freight embargoes, strikes, lock-outs or other labor disturbances, adverse weather or declared launch safety conditions that do not permit launching ("Force Majeure Events").

 18.2 Upon the occurrence of a Force Majeure Event, the Party so affected shall promptly inform the other Party in writing of the date, nature, extent of the occurrence and, in the event of a delay, its expected length. The Party so affected shall use its good faith best efforts and all means reasonably available to it to overcome such occurrence. Both Parties shall consult as soon as possible after the occurrence of a Force Majeure Event to find an appropriate solution. Such efforts shall include, without limitation, the expediting of materials and the provision of additional labor notwithstanding that such efforts may result in additional expense to the affected Party, provided such additional expense is reasonable.

 18.3 The schedule for the Launch Services affected by a Force Majeure Event causing a delay may be postponed, if required, for the period of the Force Majeure Event. In such a case, payment milestones shall be deferred by the duration of the period of the Farce Majeure event.

 18.4 In the event that any postponement of a Launch by EUROCKOT because of Force Majeure exceeds 6 months (either consecutive or in the aggregate) The Customer shall have the right to terminate the Launch Services in accordance with Article 20.1 hereof.

                                   ARTICLE 19

                                 CONFIDENTIALITY
                                 ---------------

 19.1 In the performance of its obligations hereunder, each Party and its Related Participants may disclose information, data and physical materials of a technical and financial nature considered by it to be proprietary and confidential, including information originated by or available only from the disclosing Party or its Related Participant or by a Third Party with respect to which the disclosing party has limited disclosure rights and that the disclosing party desires to protect against disclosure to others ("Confidential Data"). Such Confidential Data shall be marked prominently as confidential or proprietary before its disclosure.

 19.2 A Party receiving Confidential Data that has been identified as such shall take all reasonable precautions to prevent its publication or disclosure to Third Parties. Such Party shall only use the Confidential Data solely in the performance of its obligations under this Agreement. The Parties shall be deemed to have discharged their entire obligation to maintain confidentiality of Confidential Data hereunder, if they exercise the same degree of care to preserve and safeguard the other Party's Confidential Data as they use to preserve and safeguard their own. A Party may disclose Confidential Data it receives to its Related Participants to the extent necessary for the performance of this Agreement, provided such Related Participants first agree to be bound by the nondisclosure and use restrictions contained herein.

 19.3 Neither Party shall be liable for disclosure or use of any Confidential Data furnished by the other Party:

           o in the public domain, by publication or otherwise, at the time of receipt or that comes into the public domain thereafter through no act of the receiving Party in breach of this Agreement; or

           o known to the receiving Party or legally in the receiving Party's possession before disclosure by the disclosing Party; or

           o disclosed with the prior written approval of the disclosing Party; or

           o   independently developed by the receiving Party; or

           o lawfully disclosed to the receiving Party by a Third Party under conditions permitting such disclosure; or

           o   not properly marked as confidential or proprietary; or

           o   required,  but  only  to the  extent  necessary,  to be
               disclosed pursuant to governmental or judicial order in which event the Party concerned shall notify the other Party of any such requirement before such disclosure and shall take all reasonable actions to protect the confidentiality of such Confidential Data; or

           o required in connection with the financing of this Agreement or of the Payload or in connection with the procurement of insurance or the presentation of any insurance claim, provided any recipient shall have first agreed to be bound by the nondisclosure and use restrictions contained herein, provided the disclosing Party has been informed of such request of disclosure.

 19.4 Upon termination or completion of this Agreement, and upon request, each Party agrees to return all Confidential Data (including all copies thereof) received from the other Party or provide written certification that all such Confidential Data has been destroyed, except that each Party may retain one legal file copy thereof. The confidentiality provisions of this Article 19 shall survive three (3) years after the termination or completion of this Agreement.

 19.5   If  the  Confidential  Data  disclosed  is  verbal,   such  verbal
        Confidential Data shall be identified as confidential and proprietary before disclosure and shall be reduced to writing promptly, but in no event later than twenty (20) days, properly marked as confidential or proprietary and delivered to the receiving Party in accordance with this
        Article 19.

 19.6 Title to all Confidential Data and any other information, data or physical materials owned by one Party or its Related Participants and delivered to the other Party or its Related Participants pursuant to this Agreement shall remain exclusively with such person.

 19.7 The parties agree that this launch Services Agreement shall be kept strictly confidential. Furthermore, each Party shall obtain the written approval of the other Party concerning the content and timing of news releases, articles, brochures, advertisements, prepared speeches and other information releases to be made by the Party or any of its Related Participants concerning this Agreement. Such approval shall not be unreasonably withheld.

                                   ARTICLE 20

                                   TERMINATION
                                   -----------


 20.1 This Agreement and the performance of work hereunder may be terminated for cause by either Party upon the occurrence of any one of the following events:

 20.1.1 the other Party files a voluntary petition in bankruptcy, makes a general assignment, arrangement or composition with or for the benefit of its creditors, suffers or permits the appointment of a receiver for its business assets, becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain pending for more than thirty (30) days), or is wound up or liquidated;

 20.1.2  the  other  Party  breaches  any  material   covenant  in  this
         Agreement, which breach remains uncured for a period of time equal to the earlier to occur of: (a) thirty (30) days following receipt of written notice of such breach from the non-breaching Party or, (b) five
         (5) days following receipt of written notice of such breach from the non-breaching Party if such breach occurs within thirty (30) days before Launch, provided that, EUROCKOT shall not be required to perform the Launch if the Customer has not cured the breach of any material covenant before the Launch and provided further that, if such breach is not curable using reasonable efforts within the time periods specified in (a) and (b) of this Article 20.1.2 and the Launch is not scheduled to occur before such time, such longer period, not exceeding ninety
         (90) days, provided the breach can be cured within such longer period and the breaching Party has commenced and is diligently proceeding with the cure; or

 20.1.3 the postponements of the Launch Services by EUROCKOT in accordance with Article 8.3 exceed the period provided in Article 8.3.3.

 20.1.4 the postponements of the Launch Services by EUROCKOT because of Force Majeure exceeds the period of 6 months.

 20.1.5 the first Launch as well as the Relaunch have been proven to be both a Total Launch Failure.

 20.2 If the Customer terminates this Agreement pursuant to Article 20.1, it shall be entitled to be reimbursed any amounts previously paid to EUROCKOT hereunder. If EUROCKOT terminates this Agreement pursuant to Article 20.1, it shall be entitled to retain all payments made by the Customer to EUROCKOT hereunder.

  20.3 The Customer may terminate this Agreement for its own convenience, at any time before Launch, in which case EUROCKOT shall be entitled to retain all payments made by the Customer to EUROCKOT hereunder.

                                   ARTICLE 21

                                 APPLICABLE LAW
                                 --------------



The relationship between the Parties as to the subject of this Agreement shall be governed by this Agreement. To the extent the Parties have failed to address any question arising herunder, or in the event of the need for any interpretation of any term of this AgreementSwiss law shall be applied, unless it is contrary to the explicit terms or the underlying common intentions of the Parties to this Agreement.

                                   ARTICLE 22

                                   ARBITRATION
                                   -----------


 22.1 All disputes, controversies or claims between the Parties hereto, arising under, out of, or in any way relating to this Agreement including without limitation, the execution, delivery, validity, enforceability, performance, breach, discharge, interpretation or construction of this Agreement, that are not settled within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either Party notifies the other in writing that such dispute or disagreement exists shall be finally settled under the existing rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed and acting in accordance with said rules and this Article, whose award shall be the sole and exclusive remedy regarding any and all claims and counterclaims.

 22.2 Each party may select one arbitrator, and the two selected arbitrators shall choose a third arbitrator. If either Party fails to select an arbitrator within ten (10) days after the arbitration is sought, or the two arbitrators fail to select a third arbitrator within ten (10) days after they both are appointed, International Chamber of Commerce shall make the selection.

 22.3 The third arbitrator to be appointed pursuant to this Article shall have no interest in this Agreement or either of the Parties, and need not be a resident of country of the Parties or among those individuals on the list of any commercial arbitration association.

 22.4 The cost of any arbitration conducted pursuant to this Article, including the costs of the International Chamber of Commerce, shall be borne equally by the Parties, provided, however, that each Party shall pay its own attorney's fees.

 22.5 During the period in which resolution of the dispute is pending, EUROCKOT may, but shall not be required to, continue to perform its obligations under this Agreement, unless otherwise instructed by the Customer in writing.

 22.6 The arbitral resolution shall be final and binding upon the Parties and neither Party shall seek recourse to a court of law or to other authorities to appeal or request revision of the award. Judgment upon the award returned by the arbitrators may be entered and enforced in any court having jurisdiction over the Parties.

 22.7 The arbitration committee shall apply the substantive laws of Switzerland and shall take into account usages, customs and practices in the commercial launch transportation industry.

 22.8   The   arbitration   proceeding   shall  take   place   inLausanne,
        Switzerland, and shall be conducted in the English language.

 22.9 The Parties agree that the United Nations Convention for the International Sales of Goods shall not be applicable to this Agreement.

                                   ARTICLE 23

                                  MISCELLANEOUS
                                  -------------

23.1    Notices and Language

23.1.1 All notices and communications between the Parties given under this Agreement shall be in writing and shall be delivered in person or sent by reliable international air courier, registered mail, postage prepaid or by telefax to the other Party at the address listed below or to such other address as shall be given in writing by either Party to the other in accordance with this paragraph 23.1.1:

        Notice to the Customer:

        DBS Industries, Inc.
        100 Shoreline HWY, STE 190A
        Mill Valley, CA 94941 USA
        Telephone: +1.415.380.8055
        Telefax: +1.415.380.8199

        Notice to EUROCKOT:

        EUROCKOT Launch Services GmbH
        Hunefeldstr. 1-5
        D - 28199 Bremen
        Germany
        Telephone: +49 421 539 6501
        Telefax: +49 421 539 6500

 23.1.2 Documentation,   notices,  reports,   correspondence  and  other
        communications furnished by one Party to the other under this Agreement shall be in the English language.


 23.2. Headings

        The headings and sub-headings used in this Agreement are provided solely for convenience of reference. They shall not prevail over the content of the Articles of this Agreement.

  23.3  Waiver of Breach

        The failure of a Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect its right to require such performance at any time thereafter. The waiver by a Party of a breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of the same or any other provision, nor shall it constitute a waiver of the provision itself.

 23.4  Amendments

        This Agreement may be amended only in writing, signed by duly authorized representatives of both Parties.


23.5    AssignmentError! Bookmark not defined.

        This  Agreement  shall not be  transferred  or assigned by either
        Party without the prior written consent of the other Party. EUROCKOT herewith gives its consent to a potential assignment by the Customer to a Prime Contractor appointed by the Customer. This Agreement shall be binding on and inure to the benefit of any successor and permitted assignee.


23.6.   Entire Agreement

        This Agreement, including all its Exhibits, constitutes the entire understanding and agreement between the Parties and supersedes all prior or contemporaneous correspondence, representations, proposals, negotiations, understandings or agreements of the Parties, whether oral or written in connection with the subject matter hereof. The Parties hereby acknowledge that there are no collateral agreements between them with respect to the subject matter hereof.


 23.7 This Agreement shall become effective upon signature by duly authorized representatives of both Parties.



        Executed in two (2) originals



        .............................. , .............. 1999



        DBS Industries, Inc.          EUROCKOT Launch
        Services GmbH